FIRST NILES FINANCIAL, INC.
ANNOUNCES FOURTH QUARTER AND YEAR END 2004 EARNINGS

Niles, Ohio, February 4, 2005 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles today reported results for the three month and one year periods ended December 31, 2004.

Net income for the quarter ended December 31, 2004 totaled $240,000 compared to $275,000 for the same quarter in 2003, a decrease of $35,000, or 12.7%. Net income for the year ended December 31, 2004 was $1.03 million compared to $1.06 million for the year ended December 31, 2003, a decrease of $26,000, or 2.5%. Return on average assets for the three months and year ended December 31, 2004, was 0.97% and 1.04%, respectively. Return on average assets for the comparative periods in 2003 was 1.10% and 1.06%, respectively. Primary earnings per share for the three months and year ended December 31, 2004 was $.18 and $.79, respectively as compared to $.21 and $.80 for the respective comparative periods in 2003.

Net interest income after the provision for loan losses for the fourth quarter of 2004 was $696,000 as compared to $783,000 for the same quarter in 2003, a decrease of $87,000, or 11.1%. Net interest income after provision for loan losses for the year ended December 31, 2004 was $2.91 million compared to $3.10 million for the same period one year prior, a decrease of $195,000, or 6.3%. On a year to year basis, our net interest spread decreased nine basis points from 2.70% to 2.61%. Specifically, over the past year, the yield on our earning assets declined 29 basis points, while our overall cost of funds declined 20 basis points. During the same time period our net interest margin declined 16 basis points, from 3.15% to 2.99%. The continued low interest rate environment, which during the past year generally effected our loans and investments more than our deposits and borrowings, was the primary contributing factor to the compression in our net interest spread and net interest margin.

Non-interest income for the fourth quarter of 2004 was $86,000, compared to $61,000 for the same period in 2003. This increase was attributable to an increase in gain on sale of investments of $12,000 and an increase in service fee and other income of $13,000 on a comparative period basis. The increase in service and fee and other income was attributable to a $16,000 gain on sale of real estate owned. Non-interest income for the year ended December 31, 2004 was $326,000 compared to $223,000 for 2003. This increase was attributable to an to a $96,000 increase in gain on sale of investments on a year to year basis. During 2004, gain on the sale of investments totaled $283,000, as compared to $187,000 in 2003. During 2004, the Association sold 4,000 shares of Freddie Mac stock, contributing $251,000 to gain on sale of investments. During 2003, we sold 1,500 shares of Freddie Mac stock, contributing $81,000 to gain on sale of investments. The remaining gain on sale of investments of $32,000 and $106,000 in each respective period was attributable to the sale of various interest bearing investment securities. As of December 31, 2004 the Association owned 25,000 shares of Freddie Mac stock, with an aggregate market value of $1.8 million.

Non-interest expense for the fourth quarter of 2004 was $439,000, compared to $449,000 for the fourth quarter of 2003, a decrease of $10,000, or 2.2%. Non-interest expense for the year ended December 31, 2004 was $1.75 million compared to $1.81 million for 2003, a reduction of $58,000, or 3.2%. On both a quarterly and annually comparative basis, non-interest expense declined primarily due to a decrease in legal and audit expense of $21,000 and $39,000, respectively. These reductions were the result of various cost containment measures implemented by management. On an annual basis, the expense reduction was also assisted by a $32,000 decrease in employee compensation expense due to reduced staffing levels on a year to year basis.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days decreased to $791,000 at December 31, 2004, or 1.8% of net loans receivable as compared to $1.0 million, or 2.6% of net loans receivable at December 31, 2003. The allowance for loan losses totaled $743,000 at December 31, 2004, which represented 93.9% of non-performing loans and 1.7% of net loans receivable. At December 31, 2003 the allowance for loan losses was $759,000, representing 75.8% of non-performing loans and 2.0% of net loans receivable. At December 31, 2004 the Association had $51,000 in repossessed assets, consisting entirely of real estate owned. At December 31, 2003 the Association did not have any repossessed assets.

At December 31, 2004 the Company had total assets of $99.2 million compared to $100.0 million at December 31, 2003, a decrease of $804,000 or 0.8%. This decrease was primarily comprised of a $1.1 million decrease in cash and cash equivalents and a $3.9 million decline in total investment securities, partially offset by a $4.2 million increase in net loans receivable. The decrease in assets primarily related to a $587,000 decrease in total liabilities and a $217,000 decrease in total capital. Net loans receivable increased to $43.0 million at December 31, 2004 from $38.8 million at December 31, 2003.

Total equity at December 31, 2004 was $16.4 million, or 16.5% of total assets, compared to $16.6 million, or 16.6% of total assets, at December 31, 2003. The decrease in total equity was primarily attributable to a $189,000 decrease in net unrealized gains on securities available for sale and the repurchase of $458,000 of our common shares, partially offset by a $311,000 increase in retained earnings and paid in capital. At both dates the Association exceeded all regulatory capital requirements.

The Company's annual meeting of shareholders will be held on Wednesday, April 20, 2005, at 2:00 p.m., at the main office of First Niles, located at 55 North Main Street, Niles, Ohio. At the meeting, shareholders of record on February 28, 2005, will be asked to consider and vote upon the election of one director and to ratify the appointment of independent auditors, as well as such other matters as may properly come before the meeting, or any adjournments thereof.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the Company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.

FOR IMMEDIATE RELEASE	For Further Information Contact:

February 4, 2005	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539

Selected Financial Condition Data (In thousands, except for per share data)
	December 31, 2004 (Unaudited)	December 31, 2003

Total assets	$99,229	$100,033
Loans receivable, net	42,965	38,778
Securities (AFS) at market	29,639	51,411
Securities (HTM) at cost	18,148	295
Deposits	61,458	61,936
Total borrowings	20,500	20,500
Retained earnings	14,316	14,078
Common stock and paid in capital	6,970	6,897
Total equity	16,413	16,630
Book value per share	$11.85	$11.88

Selected Operating Data (In thousands, except for per share data)
	Three Months Ended December 31,		Year Ended Ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Interest income	$1,194	$1,291	$4,875	$5,220
Interest expense	498	508	1,969	2,119
Provision for loan losses	-	-	-	-
Net interest income	696	783	2,906	3,101
Non-interest income	86	61	326	223
Non-interest expense	439	449	1,752	1,810
Income before inc. tax exp.	343	395	1,480	1,514
Income tax expense	103	120	448	456
Net income	240	275	1,032	1,058
Earnings per share - basic	$0.18	$0.21	$0.79	$0.80
diluted	0.18	0.21	0.78	0.79